EXHIBIT 3

                                            January 30, 2004


gateway.realty.new jersey.llc
150 Halsey Street
Newark, New Jersey  07102

Ladies and Gentlemen:

     Reference is made to Section 7.2(k) of that certain Asset Purchase Agreement dated as of December 31, 2003 (the "Purchase Agreement") by and among gateway.realty.new jersey.llc ("Seller"), Local Fiber, LLC ("Purchaser") and FiberNet Telecom Group, Inc. (the "Company") whereby Seller has agreed to sell, and Purchaser has agreed to purchase, substantially all of the assets of Seller relating to its business of providing colocation services at its carrier point facility located at 165 Halsey Street, Newark, New Jersey 07102 (the "Acquisition"). Capitalized terms not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

     In connection with the Acquisition, the Company hereby confirms and agrees that Seller shall be entitled to nominate one individual (the "Board Nominee") to serve as a director on the Board of Directors of the Company (the "Board), and that such Board Nominee shall be appointed to the Board effective as of the Closing Date pursuant to a resolution duly adopted by the Board. The Company agrees that the Board shall use reasonable efforts to ensure the continued nomination of the Board Nominee at any annual or special meetings of stockholders at which the election of directors is considered by the stockholders for as long as the Board Nominee remains a director of the Company.

     The Company hereby further confirms and agrees that Seller shall be entitled to designate one person, in addition to the Board Nominee, to be a non-voting observer (the "Board Observer") at all meetings of the Company's Board. The Board Observer shall be entitled to attend all meetings of the Board thereof and shall receive copies of all notices, minutes, consents, and other materials that are provided to the Company's directors (whether in written, graphic, or electronic form), as and when the same are provided to its directors; provided, however, that the Board Observer shall agree to hold in
            --------   -------
confidence all information so provided and agrees to comply with all applicable federal and state securities laws including, without limitation, Regulation FD under the Securities Exchange Act of 1934 and the rules and regulations prohibiting trading of securities while in possession of material non-public information; and, provided, further, that the Company reserves the right to
                    --------   -------
withhold any information and to exclude the Board Observer from any meeting or portion thereof if, in the good-faith determination of the Company's Board: (1) access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or would result in disclosure of trade secrets or other proprietary information to such representative, (2) Seller, the Board Nominee or the Board Observer, directly or indirectly, becomes a competitor of the Company or associated with a competitor of the Company (as an officer, director, stockholder (not including ownership by the Board Nominee or the Board Observer of less than three percent of the equity securities of any entity which are traded or quoted on a national securities exchange, the Nasdaq SmallCap Market or the Nasdaq National Market), partner, member, manager, employee, consultant, lender, agent, representative or otherwise), or (3) three members of the Board determine, in their reasonable judgment, that it is in the best interests of the stockholders of the Company to exclude the Board Observer.


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     The  rights  granted  to  Seller  pursuant  to  this letter agreement shall terminate upon ten (10) days written notice by the Company demanding the resignation of the Board Nominee and/or the Board Observer. The Board Nominee shall at such time submit a written resignation to the Company dated as of the date of the written notice by the Company, and agrees to take any and all other actions as may be reasonably requested by the Company in order to effectuate such resignation.

     Please acknowledge your agreement to be bound by the terms of this letter by countersigning below.

                                       Very truly yours,

                                       FiberNet Telecom Group, Inc.


                                       By: _____________________________
                                          Name: ________________________
                                          ----
                                          Title: _______________________
                                          -----

Acknowledged and agreed this 30th of January, 2004


gateway. realty.new jersey.llc


By: _____________________________
    Name:_________________________
    ----
    Title:________________________
    -----


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